Consent of Independent Registered Public Accounting Firm

The Board of Trustees The Dreyfus/Laurel Tax-Free Municipal Funds:

We consent to the use of our reports dated August 20, 2008 incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

/s/KPMG LLP October 20, 2008